UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 28, 2010 (April 14, 2010)

BRAMPTON CREST INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-1321002	30-0286164
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

4800 Biscayne Blvd., Suite 500 Miami, FL	33137
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(305) 428-8300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

Reference is made to Items 3.02 and 5.01 for a description of a material contract involving the sale of securities and a possible change of control.

Item 3.02.  Unregistered Sales of Equity Securities.

As reported in the Registrant's Form 10-K for its fiscal year ended December 31, 2009, on April 14, 2010 the Registrant agreed to a stock subscription agreement with an investor. The agreement states the Registrant will sell up to $1,500,000 in five-year convertible debentures (convertible at $.005 per share up to an aggregate of 300,000,000 shares of the Registrant’s common stock [“Common Stock” or the “Shares”]), subject to certain terms and conditions.  Interest of $2,000 (based upon $250,000 of outstanding debentures or proportionately less) is payable monthly. The Registrant will, subject to continuing confirmation of Accredited Investor Status, accept subscriptions of $250,000 every ninety  (90) days following the initial investment, until the full Offering amount is satisfied or the Registrant, in its sole discretion, terminates the Offering (each a “Tranche”); except that it is acknowledged that the initial investment was satisfied in two payments, one of $20,000 on April 14, 2010 and the remainder of the payment, consisting of $230,000 which was paid on April 22, 2010. The Registrant may, in its sole discretion, not accept a future Tranche provided the Registrant provides written notice to the Investor, not less than five days prior to the expiration of the 90 day period of a Tranche, of not accepting the Tranche.  Unaccepted Tranches are not cumulative unless agreed to in writing by the Investor.

In April 2010, certain employees and consultants to the Registrant have accepted an agreement to convert accrued salaries and fees due them to common stock. The individuals and consultants have agreed to convert a total of $427,245 of accrued salaries and fees to total shares of 29,064,310.

Item 5.01 Changes in Control of Registrant.

On April 14, 2010, Paul Michelin and Louisa Michelin (collectively the "Investor") agreed to purchase $250,000 of five-year Debentures convertible at any time at a rate of $.005 per share into a maximum of 50,000,000 shares of the Registrant's Common Stock equivalent to 20.8% of the Registrant's outstanding shares based upon 190,119,191 shares outstanding at the present date before giving effect to the possible conversion of the debentures into 50,000,000 shares, which would bring the outstanding shares to 240,119,191 shares if converted in full. The Subscription Agreement provides for the Investor to have the right to appoint up to three members of the Board of Directors. It also provides that the Registrant shall make available to its subsidiary, America's Emergency Network, Inc. ("AEN"), not greater than $20,000 per month for its operational expenses, except that for the period representing April 2010 and May 2010, the Registrant shall make available $20,000 per month for AEN operational expenses. The Subscription Agreement also provides that from June 2010 forward, AEN shall notify the Investor as to the amount of the required funds and its purpose and that the Investor  shall have the right to approve or disapprove of said disbursements, it being understood that Investor's approval shall not be unreasonably withheld. Management of the Registrant has concluded that the foregoing transaction may have resulted in a change of control of the Registrant. Further, Registrant will, subject to continuing confirmation of Accredited Investor Status, accept subscriptions of $250,000 every ninety (90) days following the initial investment, until the full Offering amount (i.e. totaling $1,500,000) is satisfied or the Registrant, in its sole discretion, terminates the Offering. The Registrant has the right, in its sole discretion, to not accept a Tranche provided the Registrant provides written notice to the Investor, not less than five days prior to the expiration of the 90 day period of a Tranche, of not accepting the Tranche.  Unaccepted Tranches are not cumulative unless agreed to in writing by the Investor.

The Registrant has been advised by the Investor that the $250,000 paid to the Registrant has been paid from the personal funds of the Investor and not from borrowed funds.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1           Form of Subscription Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAMPTON CREST INTERNATIONAL, INC.

April 28, 2010	By:	/s/ Bryan Norcross
Bryan Norcross, Chief Executive Officer